Exhibit 99.1

Press Release

May 1, 2015

FOR IMMEDIATE RELEASE:

COMSTOCK HOLDING COMPANIES ANNOUNCES NEW PRIVATE OFFERING

Project Equity Partnership to Fund Comstock’s Newest Community in Loudoun County, Virginia

Capital Raise Will Assist Company in Regaining Compliance With NASDAQ Listing Requirements

Washington, DC/Reston, VA - Comstock Holding Companies, Inc. (NASDAQ: CHCI) (the “Company”) announced today that it has initiated a private placement offering solely to accredited investors of interests in Comstock Investors IX, which is the latest private placement in a series of recently completed investment offerings sponsored by the Company. The Company intends to use the up to $3 million of expected proceeds from the offering to provide the equity financing for the Company’s Stone Ridge community of 35 single family homes in Loudoun County, Virginia, scheduled for development commencing in the coming months. The offering may be increased to provide financing for existing and future projects that are currently under investment review.

This new subdivision, which will be annexed into the adjacent Stone Ridge Community Association, is located in the Route 50 corridor of eastern Loudoun County, where the Company recently completed its successful Eastgate project. Stone Ridge is one of the most desirable master planned, mixed-use communities in Northern Virginia, offering quality amenities including the Stone Ridge Social Club, sports clubhouse, swimming pools, tennis facilities, the Gum Spring Public Library and highly rated Loudoun County Public Schools. The Company’s new line of single-family homes at Stone Ridge will be priced from the high $500s with sales scheduled to commence in October 2015.

The completion of the Comstock IX offering will assist the Company in satisfying the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. On April 28, 2015, the Company received a deficiency letter (the “Notice Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that based on the Company’s financial statements included in its most recent 10-K that the Company’s reported stockholders’ equity of $1,855,000 did not meet the minimum of $2,500,000 required under Nasdaq Listing Rule 5550(b)(1). The deficiency is primarily the result of the Company’s redemption of non-controlling interests (included as equity in the Company’s financial statements) during 2014 of $14.6 million coupled with an operating loss of $3.1 million incurred during 2014. The $3.1 million operating loss for 2014 is largely the result of a non-cash impairment charge of $2.7 million and a restructuring charge of $0.6 million.

The Notice Letter has no immediate effect on the listing of the Company’s shares of Class A common stock on Nasdaq. The Company intends to submit its plan for addressing the subject listing deficiency within the 45 calendar days provided under Nasdaq rules. If the Company’s plan is not accepted by Nasdaq, the Company will have an opportunity to appeal the decision to a Hearings Panel. The Company plans to take additional actions during the second quarter of 2015 with the intention of ensuring its ability to regain compliance with this listing requirement. These actions may include issuance of common or preferred equity, additional project specific capital raises and the potential conversion of existing unsecured shareholder debt to equity.

To participate in the Comstock IX offering, an investor must be qualified as an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. Additional details of the offering are available by contacting Joe Squeri, Chief Financial Officer.

About Comstock Holding Companies, Inc.

Comstock is a multi-faceted real estate development and services company that builds a wide range of housing products under its Comstock Homes brand through its wholly owned subsidiary, Comstock Homes of Washington, LC, and provides a variety of capital markets advisory and real estate asset related services through its wholly owned subsidiary, Comstock Real Estate Services, LC. Comstock’s extensive real estate development experience positions Comstock Real Estate Services, LC to provide a unique brand of experience based capital markets advisory and real estate asset management services to clients nationwide. Comstock Holding Companies, Inc. is a publicly traded company, trading on NASDAQ under the symbol CHCI. For more information about Comstock, please visit: www.comstockhomes.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, expectations, strategies, predictions and other statements related to future activities, events or conditions. These statements are based on current expectations and projections about the Company which are based in part on assumptions made by management. Such assumptions involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements, including the standards and policies of Nasdaq; fluctuations in the Company’s general financial and operating results; changes in the capital markets; general economic conditions; the Company’s ability to service its debt; inherent risks in investment in real estate; the Company’s ability to compete in the markets in which it operates; economic risks in the markets in which the Company operatea, including actions related to government spending; delays in governmental approvals and/or land development activity at the Company’s projects; regulatory actions; fluctuations in operating results; the Company’s anticipated growth strategies; shortages and increased costs of labor or building materials; the availability and cost of land in desirable areas; adverse weather conditions or natural disasters; the Company’s ability to raise debt and equity capital and grow its operations on a profitable basis; and the Company’s continuing relationships with affiliates. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Company Contact:

Joe Squeri

Chief Financial Officer

703.230.1229

Investor Relations Contact:

Harriet Fried

LHA

212.838.3777

hfried@lhai.com